Exhibit 10.14

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 29 day of June, 2017, between ARE-MA REGION NO. 8, LLC, a Delaware limited liability company (“Landlord”), and RANA DEVELOPMENT, INC., a Delaware corporation (“Tenant”).

Building:	29 Hartwell Avenue, Lexington, MA 02421

Premises:	The Building (including any loading docks located at the Building), containing approximately 59,000 rentable square feet, as determined by Landlord, as shown on Exhibit A.

Project:	The real property on which the Building in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	$42.00 per rentable square foot of the Premises per year, subject to adjustment pursuant to Section 4 hereof.

Rentable Area of Premises: 59,000 sq. ft.

Rentable Area of Project: 59,000 sq. ft.                 Tenant’s Share of Operating Expenses: 100%

Security Deposit: $950,000.00

Rent Adjustment Percentage: 3%

Base Term:	Beginning on the Commencement Date and ending 120 months from the first day of the first full month following the Rent Commencement Date. For clarity, if the Rent Commencement Date occurs on the first day of a month, the expiration of the Base Term shall be measured from that date. If the Rent Commencement Date occurs on a day other than the first day of a month, the expiration of the Base Term shall be measured from the first day of the following month.

Permitted Use:	Research and development laboratory, related office, accessory storage and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
P.O. Box 975383	385 E. Colorado Boulevard, Suite 299
Dallas, TX 75397-5383	Pasadena, CA 91101
Attention: Corporate Secretary

Tenant’s Notice Address:

29 Hartwell Avenue

Lexington, MA 02421

Attention: Lease Administrator

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - PREMISES DESCRIPTION	[X] EXHIBIT B - DESCRIPTION OF PROJECT
[X] EXHIBIT C - WORK LETTER	[X] EXHIBIT D - COMMENCEMENT DATE
[X] EXHIBIT E - RULES AND REGULATIONS	[X] EXHIBIT F - TENANT’S PERSONAL PROPERTY
[X] EXHIBIT G - ASBESTOS DISCLOSURE

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1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Landlord reserves the right to modify areas outside the Building, provided that such modifications do not materially adversely affect Tenant’s use of the Premises for the Permitted Use. From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Lease.

2. Delivery; Acceptance of Premises; Commencement Date. The “Commencement Date” shall occur on July 2, 2017. Landlord shall deliver the Premises to Tenant on the Commencement Date. The “Rent Commencement Date” shall be the date that is 9 months after the Commencement Date. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date, the OPEX Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and any Extension Terms which Tenant may elect pursuant to Section 40 hereof.

Except as set forth in the Work Letter: (i) Tenant shall accept the Premises in their condition as of the Commencement Date; (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent or Operating Expenses.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. The Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord. Base Rent for the month in which the Rent Commencement Date occurs shall be due and payable on the Rent Commencement Date. Tenant shall pay to Landlord in advance, without demand, abatement (except as may be expressly provided in this Lease), deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof after the Rent Commencement Date, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

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(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) commencing on the “OPEX Commencement Date,” which shall be the earlier to occur of (x) the Rent Commencement Date, or (y) the date that Tenant commences doing business in all or any portion of the Premises, and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4. Base Rent Adjustments. Base Rent shall be increased on each annual anniversary of the first day of the Rent Commencement Date (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year. Commencing on the OPEX Commencement Date and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project (including, without duplication, Taxes (as defined in Section 9), all costs of compliance with the PTDM (as hereinafter defined), capital repairs and improvements amortized over the lesser of 10 years or the useful life of such capital items (other than capital repairs and improvements to the roof which shall be amortized over 15 years), and the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 3.0% of Base Rent), excluding only:

(a) the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;

(b) capital expenditures for expansion of the Project;

(c) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing, syndication or securitization costs and amortization of funds borrowed by Landlord, whether secured or unsecured;

(d) depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses);

(e) legal and other expenses and leasing commissions incurred in the negotiation or enforcement of leases;

(f) salaries, wages, benefits and other compensation paid to (i) personnel of Landlord or its agents or contractors above the position of the person, regardless of title, who has day-to-day management responsibility for the Project or (ii) officers and employees of Landlord or its affiliates who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project; provided, however, that with respect to any such person who does not devote substantially all of his or her employed time to the Project, the salaries, wages, benefits and other compensation of such person shall be prorated to reflect time spent on matters related to operating, managing, maintaining or repairing the Project in comparison to the time spent on matters unrelated to operating, managing, maintaining or repairing the Project;

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(g) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(h) costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(i) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors of any Legal Requirement (as defined in Section 7);

(j) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(k) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(l) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(m) costs incurred in the sale or refinancing of the Project;

(n) costs incurred directly and solely as a result of Landlord’s gross negligence or willful misconduct;

(o) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein; and

(p) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by third parties.

In addition, notwithstanding anything to the contrary contained in this Lease, Operating Expenses incurred or accrued by Landlord with respect to any capital improvements which are reasonably expected by Landlord to reduce overall Operating Expenses (for example, without limitation, by reducing energy usage at the Project) (the “Energy Savings Costs”) shall be amortized over a period of years equal to the least of (A) 10 years, (B) the useful life of such capital items, or (C) the quotient of (i) the Energy Savings Costs, divided by (ii) the annual amount of Operating Expenses reasonably expected by Landlord to be saved as a result of such capital improvements.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.

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The Annual Statement shall be final and binding upon Tenant unless Tenant, within 60 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 60 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent regionally recognized public accounting firm selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated.

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6. Security Deposit. Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by Bank of America, NA, or another FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the Commonwealth of Massachusetts. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease. Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to the amount set forth on Page 1 of this Lease. Tenant hereby waives the provisions of any law, now or hereafter in force which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably

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necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. So long as Tenant is not then in Default under this Lease, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 60 days after the expiration or earlier termination of this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7. Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall not place any machinery or equipment which will overload the floor in or upon the Premises or transport or move such items in the Project elevators without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.

Landlord’s Work shall be performed in accordance with applicable Legal Requirements. Following the Commencement Date, Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located) and at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of Tenant’s specific use of the Premises, the Tenant Improvements or Tenant’s Alterations) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements. Except as provided in the immediately preceding sentence, Tenant, at its sole expense, shall make any alterations or modifications to the interior of the that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s specific use or occupancy of the Premises. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any

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and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements related to Tenant’s specific use or occupancy of the Premises or Tenant’s Alterations, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement related to Tenant’s specific use or occupancy of the Premises or Tenant’s Alterations.

Tenant acknowledges that Landlord may, but shall not be obligated to, seek to obtain Leadership in Energy and Environmental Design (LEED), WELL Building Standard, or other similar “green” certification with respect to the Project and/or the Premises, and Tenant agrees to reasonably cooperate with Landlord, and to provide such information and/or documentation as Landlord may reasonably request, in connection therewith.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as may be otherwise agreed upon by Landlord and Tenant in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages; provided, however, that if Tenant delivers a written inquiry to Landlord within 30 days prior to the expiration or earlier termination of the Term, Landlord will notify Tenant whether the potential exists for consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted with respect to the Project (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall not include any net income taxes or any franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed on Landlord or the Project (or any part thereof) except to the extent such net income taxes are in substitution for any Taxes payable hereunder. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade

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fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributed by the taxing authority to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

10. Parking. Subject to all applicable Legal Requirements, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, at no additional cost, to use 160 parking spaces in those areas designated for non-reserved parking serving the Project, subject in each case to Landlord’s rules and regulations. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project. If and only if Tenant exercises its Expansion Right pursuant to Section 39(a) of this Lease, then at any time thereafter during the Term, the parking spaces made available to Tenant pursuant to this Section 10 may be located and/or relocated on parcels adjacent to the Project. Tenant, at its sole cost and expense, shall comply with the requirements of any parking and traffic demand management plan (“PTDM”) that may be applicable to the Project.

11. Utilities, Services. Landlord shall, as part of Operating Expenses, arrange for the provision of water, electricity, HVAC, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), refuse and trash collection (collectively, “Utilities”). At any time during the Term, Tenant shall have the right to obtain its own janitorial services through a vendor selected by Tenant and reasonably acceptable to Landlord. Tenant shall pay for all Utilities used on the Premises, all maintenance charges for Utilities and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. In the event that Landlord pays for any Utilities, Tenant shall reimburse Landlord the full amount of any such Utilities paid by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or, except as otherwise expressly provided in the immediately following paragraph, the abatement of Rent.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 5 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such 5 business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: HVAC service, water, sewer and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease. The provisions of this paragraph shall only apply as long as the original Tenant is the tenant occupying the Premises under this Lease and shall not apply to any assignee or sublessee.

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Notwithstanding anything to the contrary contained herein, Tenant shall have the right to install, at Tenant’s sole cost and expense, one emergency generator, and related screening of a design and type reasonably acceptable to Landlord (the “Emergency Generator”) in a portion of Project reasonably acceptable to Landlord (“Generator Area”). Commencing on the date such Emergency Generator is installed, Tenant shall have all of the obligations under this Lease with respect to the Generator Area as though the Generator Area were part of the Premises including, without limitation, the delivery of a Surrender Plan (as defined in Section 28) with respect to the Generator Area pursuant to Section 28, except that Tenant shall not be required to pay Base Rent with respect to the Generator Area. The number of parking spaces available to Tenant under this Lease may be reduced by the number of parking spaces impacted by the Generator Area, if any. Tenant shall, if required by Landlord, remove the Emergency Generator at the expiration or earlier termination of this Lease. Tenant shall surrender the Generator Area free of any debris and trash and free of any Hazardous Materials upon the expiration or earlier termination of the Term. Landlord shall have no obligation to make any repairs or improvements to the Emergency Generator or the Generator Area and Tenant shall maintain the Emergency Generator and the Generator Area, at Tenant’s sole cost and expense, in good repair and condition during the Term.

Tenant agrees to provide Landlord with access to Tenant’s water and/or energy usage data on a monthly basis, either by providing Tenant’s applicable utility login credentials to Landlord’s Measurabl online portal, or by another delivery method reasonably agreed to by Landlord and Tenant. The costs and expenses incurred by Landlord in connection with receiving and analyzing such water and/or energy usage data (including, without limitation, as may be required pursuant to applicable Legal Requirements) shall be included as part of Operating Expenses.

12. Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems and shall not be otherwise unreasonably withheld, conditioned or delayed. Tenant may construct nonstructural Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $50,000 (a “Notice-Only Alteration”), provided Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans, specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed construction. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to Landlord’s reasonable out-of-pocket expenses incurred in connection with any Alteration. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

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Tenant shall complete all Alterations work free and clear of liens, and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration if the nature of such Alterations is such that such plans are typically prepared.

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) if required by applicable Legal Requirements, all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, and Landlord consents to such waiver, then Landlord shall be entitled to be paid as administrative rent a fee of $1,000 per occurrence for its time and effort in preparing and negotiating such a waiver of lien.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) ”Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) ”Installations” means all property of any kind paid for with the TI Fund, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch. Notwithstanding any provisions of this Section 12 to the contrary, Tenant shall have no obligation to remove the security system initially installed by Tenant at the Premises at the expiration or earlier termination of the Term

13. Landlord’s Repairs. Landlord, as an Operating Expense, shall maintain and repair all of the structural, exterior and parking areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”) in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to

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stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 5 business days’ advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair within a reasonable timeframe. Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises during such planned stoppages of Building Systems. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14. Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls, reasonable wear and tear and damage by casualty excluded. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 15 days after Tenant receives written notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16. Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises or the Project arising directly or indirectly out of use or occupancy of the Premises or the Project (including, without limitation, any act, omission or neglect by Tenant or any Tenant Parties in or about the Premises or at the Project) or the a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or gross negligence of Landlord Indemnified Parties. Landlord Indemnified Parties shall not be liable to Tenant for, and Tenant assumes all risk of damage to,

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personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party or Tenant Parties.

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $4,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with employers liability limits of $1,000,000 bodily injury by accident – each accident, $1,000,000 bodily injury by disease – policy limit, and $1,000,000 bodily injury by disease – each employee; and commercial general liability insurance, with a minimum limit of not less than $4,000,000 per occurrence for bodily injury and property damage with respect to the Premises. The commercial general liability insurance maintained by Tenant shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Insured Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 10 days prior written notice shall have been given to Landlord from the insurer; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord Insured Parties (any policy issued to Landlord Insured Parties providing duplicate or similar coverage shall be deemed excess over Tenant’s policies, regardless of limits). Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured shall be delivered to Landlord by Tenant prior to the Commencement Date. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under

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property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 45 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 9 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 60 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 10 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 10 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 60 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and either 25% or more of the Premises has been damaged, as reasonably determined by Landlord, or Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Notwithstanding anything to the contrary contained herein, Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration. Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by

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Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. In the event that no Hazardous Material Clearances are required to be obtained by Tenant with respect to the Premises, rent abatement shall commence on the date of discovery of the damage or destruction. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, materially interfere with or impair Landlord’s ownership or operation of the Project or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association), then upon written notice by Landlord or Tenant to the other this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 20 days before the expiration of the current coverage.

(c) Abandonment. Tenant shall abandon the Premises. Tenant shall not be deemed to have abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant completes Tenant’s obligations under the Surrender Plan in compliance with Section 28, (ii) Tenant has obtained the release of the Premises of all

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Hazardous Materials Clearances (if any) and the Premises are free from any residual impact from the Tenant HazMat Operations and provides reasonably detailed documentation to Landlord confirming such matters, (iii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iv) Tenant continues during the balance of the Term to satisfy and perform all of Tenant’s obligations under this Lease as they come due.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer all or any portion of Tenant’s interest in this Lease or the Premises in violation of the provisions of this Lease, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 15 days after Tenant receives written notice that any such lien is filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 days after a second notice requesting such document.

(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 60 days from the date of Landlord’s notice.

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act to the extent necessary to cure such Default. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

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(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum of 6% of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within 5 days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever (except as otherwise expressly provided in Section 21(c)(v) with respect to Landlord’s Lump Sum Election). No cure in whole or in part of such Default by Tenant after Landlord has taken any action beyond giving Tenant notice of such Default to pursue any remedy provided for herein (including retaining counsel to file an action or otherwise pursue any remedies) shall in any way affect Landlord’s right to pursue such remedy or any other remedy provided Landlord herein or under law or in equity, unless Landlord, in its sole discretion, elects to waive such Default.

(i) This Lease and the Term and estate hereby granted are subject to the limitation that whenever a Default shall have happened and be continuing, Landlord shall have the right, at its election, then or thereafter while any such Default shall continue and notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, to give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice, which date shall be not less than 5 days after the giving of such notice, and upon the date so specified, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of this Lease, and all rights of Tenant hereunder shall expire and terminate, and Tenant shall be liable as hereinafter in this Section 21(c) provided. If any such notice is given, Landlord shall have, on such date so specified, the right of re-entry and possession of the Premises and the right to remove all persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of Tenant. Should Landlord elect to re-enter as herein provided or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, subject to Section 21(c)(ii) from time to time re-let the Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as Landlord may deem advisable, with the right to make commercially reasonable alterations in and repairs to the Premises.

(ii) Landlord shall be deemed to have satisfied any obligation to mitigate its damages by hiring an experienced commercial real estate broker to market the Premises and directing such broker to advertise and show the Premises to prospective tenants.

(iii) In the event of any termination of this Lease as in this Section 21 provided or as required or permitted by law or in equity, Tenant shall forthwith quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or otherwise, and again have, repossess and enjoy the same free of any rights of Tenant, and in any such event Tenant and no person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Premises.

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(iv) If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re-entry, by or under any proceeding or action or any provision of law by reason of a Default by Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed in this Lease for the payment thereof, amounts equal to the installments of Base Rent and all Additional Rent as they would, under the terms of this Lease become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, or for the whole thereof, but in the event that the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all of Landlord’s expenses incurred in reletting the Premises (including, without limitation, tenant improvement, demising and remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner: Amounts received by Landlord after reletting, if any, shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery by Landlord no in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered by Landlord, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the Term of this Lease is scheduled to expire according to its terms.

Actions, proceedings or suits for the recovery of damages, whether liquidated or other damages, under this Lease, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder.

(v) Landlord, at its election, notwithstanding any other provision of this Lease, by written notice to Tenant (the “Lump Sum Election”), shall be entitled to recover from Tenant, as and for liquidated damages, at any time following any termination of this Lease, a lump sum payment representing, at the time of Landlord’s written notice of its Lump Sum Election, the sum of:

(A) the then present value (calculated in accordance with accepted financial practice using as the discount rate the yield to maturity on United States Treasury Notes as set forth below) of the amount of unpaid Base Rent and Additional Rent that would have been payable pursuant to this Lease for the remainder of the Term following Landlord’s Lump Sum Election if this Lease had not been terminated, and

(B) all other damages and expenses (including attorneys’ fees and expenses), if any, which Landlord shall have sustained by reason of the breach of any provision of this Lease; less

(C) the then present value (calculated in accordance with accepted financial practice using as the discount rate the yield to maturity on United States Treasury Notes as set forth below) of the aggregate net fair market rent plus additional charges payable for the Premises (if less than the then present value of Base Rent and Additional Rent that would have been payable pursuant to this Lease) for the remainder of the Term following Landlord’s Lump Sum Election, calculated as of the date of Landlord’s Lump Sum Election, and taking into account reasonable estimates of the future costs to relet any then vacant portions of the Premises (except to the extent that Tenant has actually paid such costs pursuant to this Section 21) in order to calculate the net rental revenue that Landlord may expect to obtain for the Premises for the balance of the Term.

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Landlord’s recovery under its Lump Sum Election shall be in addition to Tenant’s obligations to pay Base Rent and Additional Rent due and costs incurred prior to the date of Landlord’s Lump Sum Election, and in lieu of any Base Rent and Additional Rent which would otherwise have been due under this Section from and after the date of Landlord’s Lump Sum Election. The yield to maturity on United States Treasury Notes having a maturity date that is nearest the date that would have been the last day of the Term of the Lease, as reported in the Wall Street Journal or a comparable publication if it ceases to publish such yields, shall be used in calculating present values for purposes of Landlord’s Lump Sum Election. For the purposes of this Section, if Landlord makes the Lump Sum Election to recover liquidated damages in accordance with this Section, the total Additional Rent shall be computed based upon Landlord’s reasonable estimate of Tenant’s Share of Operating Expenses and other Additional Rent for each 12-month period in what would have been the remainder of the Term of the Lease and any part thereof at the end of such remainder of the Term, but in no event less than the amounts therefor payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have elapsed since the date hereof, the partial year) immediately preceding the date of Landlord’s Lump Sum Election. Amounts of Tenant’s Share of Operating Expenses and any other Additional Rent for any partial year at the beginning of the Term or at the end of what would have been the remainder of the Term shall be prorated.

(vi) Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law, whether such amount shall be greater or less than the excess referred to above.

(vii) Nothing in this Section 21 shall be deemed to affect the right of either party to indemnifications pursuant to this Lease.

(viii) If Landlord terminates this Lease upon the occurrence of a Default, Tenant will quit and surrender the Premises to Landlord or its agents, and Landlord may, without further notice, enter upon, re-enter and repossess the Premises by summary proceedings, ejectment or otherwise. The words “enter”, “re-enter”, and “re-entry” are not restricted to their technical legal meanings.

(ix) If either party shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that such party was in default, the party in default shall pay to the other all reasonable, out-of-pocket fees, costs and other expenses which may become payable as a result thereof or in connection therewith, including reasonable attorneys’ fees and expenses.

(x) If default by Tenant shall occur in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant (a) immediately or at any time thereafter and with only such notice, if any, as may be practicable under the circumstances in the case of an emergency or in case such default will result in a violation of any legal or insurance requirements, or in the imposition of any lien against all or any portion of the Premises or the Project not discharged, released or bonded over to Landlord’s satisfaction by Tenant within the time period required pursuant to Section 15 of this Lease, and (b) in any other case if such default continues after any applicable notice and cure period provided in Section 20. All reasonable costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and also all reasonable costs and expenses, including reasonable attorneys’ fees and disbursements incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord within 10 days after demand.

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(xi) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d).

(xii) In the event that Tenant is in breach or Default under this Lease, whether or not Landlord exercises its right to terminate or any other remedy, Tenant shall reimburse Landlord within 10 days after demand for any out of pocket costs and expenses that Landlord may incur in connection with any such breach or Default, as provided in this Section 21(c). Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability, including without limitation, legal fees and costs Landlord shall incur if Landlord shall become or be made a party to any claim or action instituted by Tenant against any third party, by any third party against Tenant or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant.

Except as otherwise provided in this Section 21, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. No waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressly so made in writing by Landlord expressly waiving such provision. Landlord shall be entitled, to the extent permitted by law, to seek injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to seek a decree compelling observance or performance of any provision of this Lease, or to seek any other legal or equitable remedy. Notwithstanding any contrary provision of this Lease, Tenant shall not be liable to Landlord for any indirect, special or consequential damages, arising from a default by Tenant under this Lease; provided that this sentence shall not apply to Landlord’s damages (x) as expressly provided for in Section 8, and/or (y) in connection with Tenant’s obligations as more fully set forth in Section 30. In no event shall the foregoing limit the damages to which Landlord is entitled under this Section 21.

22. Assignment and Subletting.

(a) General Prohibition. Subject to the terms of Section 22(b) below, Tenant shall not, without Landlord’s prior written consent, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, Tenant shall have the right to obtain financing from institutional investors (including venture capital funding and corporate partners) which regularly invest in private biotechnology companies or undergo a public offering which results in a change in control of Tenant without such financing or change of control constituting an assignment under this Section 22 requiring Landlord consent, provided that (i) Tenant notifies Landlord in writing of the financing at least 5 business days prior to the closing of the financing, and (ii) provided that in no event shall such financing result in a change in use of the Premises from the use contemplated by Tenant at the commencement of the Term.

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(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted Assignment (as defined below), then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent (provided that Landlord shall further have the right to review and approve or disapprove in the exercise of its reasonable discretion the proposed form of sublease prior to the effective date of any such subletting), (ii) refuse such consent, in its reasonable discretion; or (iii) in connection with an assignment of the Lease or a sublease of more than 50% of the Premises for substantially the remainder of the then-current Term, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would materially lessen the value of the leasehold improvements in the Premises, or would require materially increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Building or the Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (7) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (8) the proposed assignee or subtenant, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the proposed assignee or subtenant, is then an occupant of the Project; (9) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (10) the assignment or sublease is prohibited by Landlord’s lender. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 10 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to Three Thousand Dollars ($3,000) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve, in its reasonable discretion, the form of any such sublease or assignment. In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such

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acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined in accordance with GAAP) of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.” Notwithstanding anything to the contrary contained in this Lease, Landlord’s right to terminate this Lease pursuant to this Section 22(b) shall not apply to any Permitted Assignments.

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. Except in connection with a Permitted Assignment, if the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

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(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control.

27. Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such

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Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust. As of the date of this Lease, there is no existing Mortgage encumbering the Project.

Upon request of Tenant, Landlord shall deliver to Tenant an agreement (“SNDA”) from any future Holder of a Mortgage on the Project, if any, that such Holder will recognize and not disturb Tenant’s right of possession pursuant to this Lease provided that Tenant is not in Default under this Lease. The SNDA shall be on the form proscribed by the Holder and Tenant shall pay the Holder’s fees and costs in connection with obtaining such SNDA; provided, however, that Landlord shall request that Holder make any changes to the SNDA requested by Tenant. Landlord’s failure to cause the Holder to enter into the SNDA with Tenant (or make any of the changes requested by Tenant) shall not be a default by Landlord under this Lease.

28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

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If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost key or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term, any holding over, or any other period of occupancy of the Premises by Tenant results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term, any holding over, or any other period of occupancy of the Premises by Tenant, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the

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Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project. Notwithstanding anything to the contrary contained in Section 28 or this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove existed in the Premises immediately prior to the Commencement Date, (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove migrated from outside of the Premises into the Premises, or (iii) contamination caused by Landlord or any Landlord’s employees, agents and contractors, unless in any case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated list at any additional time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with its use or occupancy of the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c) Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d) Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises if there is a violation of this Section 30 or if contamination for which Tenant is responsible under this Section 30 is identified

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(otherwise Landlord shall pay such testing costs which shall not constitute an Operating Expense); provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all reasonable costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e) Intentionally Omitted.

(f) Underground Tanks. Tenant shall have no right to use or install any underground or other storage tanks at the Project.

(g) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located (to the extent Tenant has received notice of the same) and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by

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power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Subject to the terms of the next sentence, all obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other reasonable business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last 12 months of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be reasonably necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. Force Majeure. Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable (“Force Majeure”).

35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Jones Lang LaSalle and Transwestern RBJ. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than other than Jones Lang LaSalle and Transwestern RBJ, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

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36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s reasonable discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows with materials not approved by Landlord (which approval shall not be unreasonably withheld), (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

Tenant may, at Landlord’s sole cost and expense, place Tenant’s name and logo on the building monument sign (“Building Monument Sign”); provided, however, that Tenant’s name signage including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) and shall be consistent with Landlord’s signage program at the Project and applicable Legal Requirements. Landlord shall pay for the installation, maintenance and removal of Tenant’s signage from the Building Monuments Sign (including any repair or restoration of the Building Monument Sign required as a result of the removal of Tenant’ s signage) at the expiration or earlier termination of this Lease.

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39. Right to Expand Building.

(a) Expansion of the Building. Tenant shall have the right (the “Expansion Right”) to expand the Building to include an additional approximately 15,000 rentable square feet of space (the “Building Expansion Space”) pursuant to the terms and conditions set forth in this Section 39, subject to the terms and conditions of this Section 39. For purposes of this Section 39(a), if Tenant desires to exercise its Expansion Right, Tenant shall deliver to Landlord written notification of Tenant’s exercise of the Expansion Right (the “Expansion Exercise Notice”) before the 3rd anniversary of the Rent Commencement Date, which Expansion Exercise Notice shall include a list of Tenant’s proposed uses for the Building Expansion Space, and any specific Building System requirements requested by Tenant. If Tenant does not timely deliver the Expansion Exercise Notice to Landlord, Landlord shall be under no further obligation to construct the Building Expansion Space or to lease the Building Expansion Space to Tenant.

If Tenant does so timely deliver the Expansion Exercise Notice, Landlord and Tenant shall follow the procedures set forth in a work letter for the construction of the Building Expansion Space and the tenant improvements to be constructed in the Building Expansion Space (the “Expansion Space Tenant Improvements”), to be negotiated by Landlord and Tenant as part of the Expansion Space Amendment (as defined below) (the “Expansion Space Work Letter”).

(b) Notwithstanding anything to the contrary contained in this Lease: (i) Landlord’s obligations under this Section 39, and the schedule for delivery of the Building Expansion Space are expressly conditioned upon the issuance of all governmental permits and approvals required for the Building Expansion Space and the Expansion Space Tenant Improvements to be constructed therein, including without limitation, the issuance of zoning and building permits and approvals required for the construction and use of the Building Expansion Space and the expiration of all appeal periods therefrom without appeal having been taken (the “Expansion Space Permits”); and (ii) subject to Force Majeure and delays caused by Tenant, Landlord shall use reasonable efforts to substantially complete the construction of the Building Expansion Space in accordance with the applicable terms of the Expansion Space Work Letter (x) if Landlord determines that no Expansion Space Permits (other than a building permit from the Town of Lexington) are required, within 24 months after of the date of the Expansion Exercise Notice, or (y) if Landlord determines that one or more Expansion Space Permits are required (other than a building permit from the Town of Lexington), within 18 months of Landlord’s receipt of all Expansion Space Permits (either such date being referred to herein as the “Target Expansion Space Completion Date”). Landlord covenants and agrees to use reasonable efforts to pursue the timely issuance of the Expansion Space Permits. Landlord shall be responsible for the cost of obtaining the Expansion Space Permits, and the same shall not be included in Operating Expenses. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that (i) Landlord does not currently have the any Expansion Space Permits (including, without, limitation, the building entitlements) necessary for the construction of the Building Expansion Space and Landlord is under no obligation to attempt to obtain the same unless and until Tenant exercises the Expansion Right, (ii) Landlord shall have no obligation to commence the construction of the Building Expansion Space prior to Landlord’s obtaining the Expansion Space Permits (including, without, limitation, the building entitlements) necessary for the development of the Building Expansion Space, (iii) Landlord’s obligation to develop Building Expansion Space is subject to Landlord’s ability to obtain, on terms and conditions acceptable to Landlord in its reasonable discretion, all of Expansion Space Permits (including, without, limitation, the building entitlements) to permit the construction of the Building Expansion Space following Landlord’s receipt of the Expansion Exercise Notice, (iv) Landlord shall have the right to determine (acting in its reasonable discretion) all matters related to the Building Expansion Premises including, without limitation, relating to the design and construction thereof, but subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (v) the anticipated rentable square footage of the Building Expansion Premises is not guaranteed and is subject to change by Landlord if so required in order to obtained the applicable Expansion Space Permits. Landlord shall use reasonable good faith

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efforts to cause the conditions set forth in this paragraph to be satisfied, provided, that Landlord shall have no liability to Tenant for the failure of any such conditions to be satisfied, and in the event of any failure of such conditions, except for the provisions of this Section 39, all of the other provisions of this Lease shall nonetheless continue in full force and effect.

In addition, the Building Expansion Space shall become part of the Premises hereunder as of the date that Landlord tenders possession of the Building Expansion Space to Tenant with Landlord’s Work (as defined in the Expansion Space Work Letter) substantially completed as provided in the Expansion Space Work Letter (the “Expansion Space Commencement Date”). From and after the Expansion Space Commencement Date, all references in this Lease to the Premises, Building and Project shall be deemed to include the Building Expansion Space, and the rentable areas of the Premises, the Building and the Project shall increase proportionately to reflect the Building Expansion Space. Base Rent for the Building Expansion Space shall be the Expansion Premises Base Rent (as defined below), payable in monthly installments for the period commencing on the date set forth for commencement of the Expansion Premises Base Rent in the Expansion Space Amendment, at the same times and in the same manner as payment of Base Rent for the remainder of the Premises. Tenant shall commence paying Expansion Premises Base Rent as aforesaid and Operating Expenses with respect to the Building Expansion Space on the date set forth therefor in the Expansion Premises Amendment. If, as of the Expansion Space Commencement Date, Landlord is holding a Letter of Credit as the Security Deposit under this Lease, Tenant shall deliver an amendment, replacement or supplement to such Letter of Credit to increase the amount of such Letter of Credit to reflect the increase in monthly Base Rent resulting from the exercise of the Expansion Right (in such event, Tenant shall cause to be delivered to Landlord, prior to the Expansion Space Commencement Date, such amendment, replacement or supplement to the Letter of Credit, in accordance with and subject to the terms of Section 6, reflecting the increased amount of the Security Deposit). The Term of this Lease with respect to the Building Expansion Space shall expire on the same date as the Term hereunder for the remainder of the Premises, provided, however, that such Term for the entire Premises (including the Building Expansion Space) shall be automatically extended with respect to the entire Premises, if necessary, so that the expiration date of the Base Term is no earlier than the date that is seven (7) years after the Expansion Space Commencement Date. In the event of such automatic extension of the Base Term, in addition to the annual increases in the Base Rent for the Building Expansion Space as provided in the next succeeding paragraph, during the period of such automatic extension, the Base Rent for the portion of the Premises other than the Building Expansion Space shall increase each year by the Rent Adjustment Percentage.

The “Expansion Premises Base Rent” for the first 12 months after the Expansion Space Commencement Date shall be equal to the amount that will provide Landlord with an annual rate of return equal to eight percent (8%) on all of the costs incurred by Landlord in connection with the design and construction of the Building Expansion Space including, without limitation, hard and soft costs for the development, permitting, any tenant improvement allowance provided by Landlord with respect to the Building Expansion Space, and a $60.00 per rentable square foot factor for land costs. The Expansion Premises Base Rent shall increase on each annual anniversary of the Expansion Premises Commencement Date by the Rent Adjustment Percentage.

(c) Amended Lease. If: (i) Tenant fails to timely deliver an Expansion Exercise Notice, or (ii) after the expiration of a period of 30 days after Landlord’s delivery to Tenant of a lease amendment for Tenant’s lease of the Building Expansion Space (“Expansion Space Amendment”), which amendment shall include the Expansion Space Work Letter, no lease amendment for the Building Expansion Space acceptable to both parties each in their sole and absolute discretion, has been executed despite the good faith efforts of both parties, Tenant shall, notwithstanding anything to the contrary contained herein, be deemed to have forever waived its Expansion Right.

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(d) Exceptions. Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

(e) Rights Personal. The Expansion Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that it may be assigned in connection with any Permitted Assignment of this Lease.

(f) No Extensions. The period of time within which the Expansion Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right.

(g) Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the lease of such Building Expansion Space, (i) Tenant fails to timely cure any default by Tenant under the Lease beyond any applicable notice and cure periods; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Building Expansion Space, whether or not such Defaults are cured.

40. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) Extension Rights. Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of this Lease for 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise each Extension Right at least 12 months prior to the expiration of the Base Term of the Lease or the expiration of any prior Extension Term.

Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size and quality (including all Tenant Improvements, Alterations and other improvements) in comparable laboratory/office buildings in the Route 128 Northwest submarket for a comparable term, with the determination of the Market Rate to take into account all relevant factors. In addition, if a majority of comparable landlords of comparable buildings in the Route 128 Northwest submarket are then charging tenants for parking, then Landlord may impose a market rent for the parking rights provided hereunder.

If, on or before the date which is 270 days prior to the expiration of the Base Term of this Lease or the expiration of the prior Extension Term, as applicable, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 40(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 40(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

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(b) Arbitration.

(i) Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the applicable Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to such Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and laboratory and research development real estate in the greater Boston metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of life sciences space in the greater Boston metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c) Rights Personal. Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(d) Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

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(ii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

(e) No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

(f) Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

41. Roof Equipment. As long as Tenant is not in default under this Lease, Tenant shall have the right at its sole cost and expense, subject to compliance with all Legal Requirements, to install, maintain, and remove on the roof of the Building one or more satellite dishes, communication antennae, or other equipment (all of which having a diameter and height acceptable to Landlord) for the transmission or reception of communication of signals as Tenant may from time to time desire (collectively, the “Roof Equipment”) on the following terms and conditions:

(a) Requirements. Tenant shall submit to Landlord (i) the plans and specifications for the installation of the Roof Equipment, (ii) copies of all required governmental and quasi-governmental permits, licenses, and authorizations that Tenant will and must obtain at its own expense, with the cooperation of Landlord, if necessary for the installation and operation of the Roof Equipment, and (iii) an insurance policy or certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance as reasonably required by Landlord for the installation and operation of the Roof Equipment. Landlord shall not unreasonably withhold or delay its approval for the installation and operation of the Roof Equipment; provided, however, that Landlord may reasonably withhold its approval if the installation or operation of the Roof Equipment (A) may damage the structural integrity of the Building, (B) may void, terminate, or invalidate any applicable roof warranty, (C) may interfere with any service provided by Landlord or any tenant of the Building, (D) may reduce the leasable space in the Building, or (E) is not properly screened from the viewing public.

(b) No Damage to Roof. If installation of the Roof Equipment requires Tenant to make any roof cuts or perform any other roofing work, such cuts shall only be made to the roof area of the Building located directly above the Premises and only in the manner designated in writing by Landlord; and any such installation work (including any roof cuts or other roofing work) shall be performed by Tenant, at Tenant’s sole cost and expense by a roofing contractor designated by Landlord. If Tenant or its agents shall otherwise cause any damage to the roof during the installation, operation, and removal of the Roof Equipment such damage shall be repaired promptly at Tenant’s expense and the roof shall be restored in the same condition it was in before the damage. Landlord shall not charge Tenant Additional Rent for the installation and use of the Roof Equipment. If, however, Landlord’s insurance premium or Tax assessment increases as a result of the Roof Equipment, Tenant shall pay such increase as Additional Rent within ten (10) days after receipt of a reasonably detailed invoice from Landlord. Tenant shall not be entitled to any abatement or reduction in the amount of Rent payable under this Lease if for any reason Tenant is unable to use the Roof Equipment. In no event whatsoever shall the installation, operation, maintenance, or removal of the Roof Equipment by Tenant or its agents void, terminate, or invalidate any applicable roof warranty.

(c) Protection. The installation, operation, and removal of the Roof Equipment shall be at Tenant’s sole risk. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, costs, damages, liabilities and expenses (including, but not limited to, attorneys’ fees) of every kind and description that may arise out of or be connected in any way with Tenant’s installation, operation, or removal of the Roof Equipment.

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(d) Removal. At the expiration or earlier termination of this Lease or the discontinuance of the use of the Roof Equipment by Tenant, Tenant shall, at its sole cost and expense, remove the Roof Equipment from the Building. Tenant shall leave the portion of the roof where the Roof Equipment was located in good order and repair, reasonable wear and tear excepted. If Tenant does not so remove the Roof Equipment, Tenant hereby authorizes Landlord to remove and dispose of the Roof Equipment and charge Tenant as Additional Rent for all costs and expenses incurred by Landlord in such removal and disposal. Tenant agrees that Landlord shall not be liable for any Roof Equipment or related property disposed of or removed by Landlord.

(e) No Interference. The Roof Equipment shall not interfere with the proper functioning of any telecommunications equipment or devices that have been installed or will be installed by Landlord.

(f) Relocation. Landlord shall have the right, at its expense and after 60 days prior notice to Tenant, to relocate the Roof Equipment to another site on the roof of the Building as long as such site reasonably meets Tenant’s sight line and interference requirements and does not interfere with Tenant’s use and operation of the Roof Equipment.

(g) Access. Landlord grants to Tenant the right of ingress and egress on a 24 hour 7 day per week basis to install, operate, and maintain the Roof Equipment. Before receiving access to the roof of the Building, Tenant shall give Landlord at least 24 hours’ advance written or oral notice, except in emergency situations, in which case 2 hours’ advance oral notice shall be given by Tenant. Landlord shall supply Tenant with the name, telephone, and pager numbers of the contact individual(s) responsible for providing access during emergencies.

(h) Appearance. If permissible by Legal Requirements, the Roof Equipment shall be painted the same color as the Building so as to render the Roof Equipment virtually invisible from ground level.

(i) No Assignment. The right of Tenant to use and operate the Roof Equipment shall be personal solely to RaNa Development, Inc., and (i) no other person or entity shall have any right to use or operate the Roof Equipment, and (ii) Tenant shall not assign, convey, or otherwise transfer to any person or entity any right, title, or interest in all or any portion of the Roof Equipment or the use and operation thereof, other than in connection with a Permitted Assignment.

42. Asbestos.

(a) Notification of Asbestos. Landlord hereby notifies Tenant of the presence of asbestos-containing materials (“ACMs”) and/or presumed asbestos-containing materials (“PACMs”) within or about the Premises in the location identified in Exhibit G.

(b) Tenant Acknowledgement. Tenant hereby acknowledges receipt of the notification in paragraph (a) of this Section 42 and understands that the purpose of such notification is to make Tenant and any agents, employees, and contractors of Tenant, aware of the presence of ACMs and/or PACMs within or about the Building in order to avoid or minimize any damage to or disturbance of such ACMs and/or PACMs.

RCR

Tenant’s Initials

(c) Acknowledgement from Contractors/Employees. Tenant shall give Landlord at least 14 days’ prior written notice before conducting, authorizing or permitting any of the activities listed below within or about the Premises, and before soliciting bids from any person to perform such services. Such notice shall identify or describe the proposed scope, location, date and time of such activities and the name, address and telephone number of each person who may be conducting such activities. Thereafter, Tenant shall grant Landlord reasonable access to the Premises to determine whether any

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ACMs or PACMs will be disturbed in connection with such activities. Tenant shall not solicit bids from any person for the performance of such activities without Landlord’s prior written approval. Upon Landlord’s request, Tenant shall deliver to Landlord a copy of a signed acknowledgement from any contractor, agent, or employee of Tenant acknowledging receipt of information describing the presence of ACMs and/or PACMs within or about the Premises in the locations identified in Exhibit G prior to the commencement of such activities. Nothing in this Section 42 shall be deemed to expand Tenant’s rights under the Lease or otherwise to conduct, authorize or permit any such activities.

(i) Removal of thermal system insulation (“TSI”) and surfacing ACMs and PACMs (i.e., sprayed-on or troweled-on material, e.g., textured ceiling paint or fireproofing material);

(ii) Removal of ACMs or PACMs that are not TSI or surfacing ACMs or PACMs; or

(iii) Repair and maintenance of operations that are likely to disturb ACMs or PACMs.

43. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 180 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, and (iii) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. Notwithstanding the foregoing, in no event shall Tenant be required to provide any financial information to Landlord which Tenant does not otherwise prepare (or cause to be prepared) for its own purposes. So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 43(c) shall not apply.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

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(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(j) OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l) Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m) No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n) Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

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(o) Redevelopment of Project. Tenant acknowledges that Landlord, in its sole discretion, may from time to time, subject to the second sentence of Section 1, expand, renovate and/or reconfigure the Project as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation: (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the Project; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the Project and/or any other portion of the Project and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation, additions to and/or deletions from the land comprising the Project and/or any other portion of the Project. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no right to seek damages (including abatement of Rent) or to cancel or terminate this Lease because of any proposed changes, expansion, renovation or reconfiguration of the Project nor shall Tenant have the right to restrict, inhibit or prohibit any such changes, expansion, renovation or reconfiguration; provided, however, Landlord shall not change the size, dimensions, location or Tenant’s Permitted Use of the Premises. Landlord shall use reasonable efforts to cause any activities of Landlord performed under this Section 43(o) to be performed in a manner that does not materially and adversely affect Tenant’s use and occupancy of the Premises.

[ Signatures on next page ]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

RANA DEVELOPMENT, INC.,
a Delaware corporation

By: /s/ Ronald C. Renaud, Jr.
Its: Chief Executive Officer

LANDLORD:

ARE-MA REGION NO. 8, LLC,
a Delaware limited liability company

By:	ARE-HARTWELL MM, LLC,
a Delaware limited liability company,
managing member

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

		By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By: s/ Eric S. Johnson
Its: Senior Vice President, RE Legal Affairs

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EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

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EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

The land with buildings thereon now known as and numbered 27, 29, 31 Hartwell Avenue, Lexington, Middlesex County, Massachasetts, being Lot 1 and shown as containing 4.264 acres on a plan (the “Revised 1967 Plan”) dated February 3, 1967, revised August 4, 1969, by Albert A. Miller and Wilbur C. Nylander, entitled “Plan of Land in Lexington, Mass.*, recorded with Middlesex South District Registry of Deeds in Book 11734, Page 131, and more particularly bounded and disclosed as follow:

NORTHWESTERLY

by Westview Street, two hundred seventy-eight and 65/100 (278.65) feet;

NORTHEASTERLY

by land now or formerly of Amicon Corproation , six hundred seventy-two and 16/100(672.16) feet;

SOUTHEASTERLY

by Hartwell Avenue, two hundred fifty- five and 06/100 (255.06) feet; and

SOUTHWESTERLY

seven hundred eighty-four and 36/100 (784.36) feet.

NOTE: As hereinafter used, “recorded” shall mean “recorded with Middlesex County (Southern District) Registry of Deeds”.

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EXHIBIT C TO LEASE

WORK LETTER

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Lease Agreement (the “Lease”) dated as of June 29, 2017 by and between ARE-MA REGION NO. 8, LLC, a Delaware limited liability company (“Landlord”), and RANA DEVELOPMENT, INC., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Robert Prentiss and Sam Wilde (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Tim White and Dawn Leaman (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that (i) the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below) shall be Olsen, Lewis + Architects, (ii) the general contractor for the Tenant Improvements and Landlord’s Work (as defined below) shall be TRG Builders, and (ii) and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Tenant Improvements.

(a) Tenant Improvements and Landlord’s Work Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature in connection with its initial occupancy of the Premises including the improvements designated as Tenant’s responsibility on the Landlord/Tenant Responsibility Matrix attached hereto as Schedule 1 (the “Landlord/Tenant Responsibility Matrix”). For the avoidance of doubt, the Tenant Improvements shall not include Landlord’s Work (as defined below). Tenant shall be responsible for the construction of the Tenant Improvements in accordance with this Work Letter. Landlord and Tenant hereby acknowledge and agree that the Landlord/Tenant Responsibility Matrix has been approved by both Landlord and Tenant. As used herein, the term “Landlord’s Work” shall mean the construction of the improvements designated on the Landlord/Tenant Responsibility Matrix as Landlord’s Responsibility, which shall be performed by Landlord, at Landlord’s sole cost and expense. Other than the obligation to perform Landlord’s Work and funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

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Landlord and Tenant shall work together in a cooperative manner, and shall likewise require each of their respective architects, contractors and engineers to work together in a cooperative manner, to coordinate the Landlord’s Work, on the one hand, and the Tenant Improvements, on the other hand, and to achieve the substantial completion of all such work in as prompt and efficient manner as reasonably practicable.

(b) Tenant’s Space Plans. Landlord and Tenant acknowledge and agree that the plans attached hereto as Schedule 2 (the “Space Plans”) have been approved by both Landlord and Tenant. Landlord and Tenant further acknowledge and agree that any changes to the Space Plans constitute a Change Request the cost of which changes shall be paid for by Tenant.

(c) Working Drawings. Not later than 15 business days following the approval of the Space Plans by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plans. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the Space Plans. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plans, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 5 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 6(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision in its reasonable discretion). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 5 hereof.

3. Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

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(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Performance of Landlord’s Work.

(a) Commencement and Permitting. Landlord shall commence construction of Landlord’s Work upon obtaining a building permit (the “Landlord’s Work Permit”) authorizing the construction of Landlord’s Work. The cost of obtaining the Landlord’s Work Permit shall be payable by Landlord. Tenant shall assist Landlord in obtaining the Landlord’s Work Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(b) Completion of Landlord’s Work. Landlord shall substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, subject to Landlord’s Work Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Premises (“Landlord’s Work Substantial Completion” or “Landlord’s Work Substantially Complete”). Upon Landlord’s Work Substantial Completion of Landlord’s Work, Landlord shall require Landlord’s architect (if any) and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the AIA document G704. For purposes of this Work Letter, “Landlord’s Work Minor Variations” shall mean any modifications to Landlord’s Work reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit; (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work. Notwithstanding anything to the contrary contained herein, Landlord shall not be required to implement any changes that may be requested by Tenant to Landlord’s Work.

(c) Selection of Materials. As to all building materials and equipment that Landlord is obligated to supply in connection with Landlord’s Work, Landlord shall select the manufacturer thereof in its reasonable discretion.

(d) Completion of Landlord’s Work. When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 4(d), Tenant shall accept Landlord’s Work. Tenant’s acceptance of Landlord’s Work shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by

29 Hartwell/Rana Development - Page 4

manufacturers), or (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements (collectively, a “Construction Defect”). Tenant shall have one year after Landlord’s Work Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall have no further obligation with respect to such Construction Defect other than to cooperate, at no cost to Landlord, with Tenant should Tenant elect to pursue a claim against such contractor.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Premises, if any, as part of Landlord’s Work. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely by Tenant.

5. Changes. Any changes requested by Tenant to the Tenant Improvements now that the Space Plan has been approved shall be requested and instituted in accordance with the provisions of this Section 5 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

6. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord.

(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) of $80.00 per rentable square foot of the Premises, or $4,720,000 in the aggregate. The TI Allowance shall be disbursed in accordance with this Work Letter.

Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 5. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 18 months after the Commencement Date.

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(c) Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of all hard and soft costs, expenses and fees incurred in connection with the Tenant Improvements including, without limitation, design, permits and construction costs in connection with the construction of the Tenant Improvements, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plans and the TI Construction Drawings, all costs set forth in the Budget, including and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance (“Excess TI Costs”), monthly disbursements of the TI Allowance shall be made in the proportion that the remaining TI Allowance bears to the outstanding TI Costs under the Budget, and Tenant shall fund the balance of each such monthly draw. For purposes of any litigation instituted with regard to such amounts, those amounts required to be paid by Tenant will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.” Notwithstanding anything to the contrary set forth in this Section 6(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e) Payment for TI Costs. During the course of design and construction of the Tenant Improvements, subject to the terms of Section 6(d) including Tenant’s payment of Tenant’s proportionate share of each invoice, Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord: (i) sworn statements from Tenant’s general contractor setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

7. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c) No Default Funding. In no event shall Landlord have any obligation to perform any Landlord’s Work or to fund any portion of the TI Allowance during any period that Tenant is in default under the Lease beyond all applicable notice and cure periods.

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Schedule 1

Landlord/Tenant Responsibility Matrix

Description	Landlord	Tenant
SITEWORK

Perimeter sidewalks, curbs and trees	X

Landscaping and hardscaping	X

Roof storm drainage to storm water connection	X

Fire protection water service to Building	X

Telephone service to main demarcation room from local exchange carrier	X

Domestic sanitary sewer connection to street	X

Lab waste sewer connection to pH neutralization room	X

Roof storm drainage	X

Primary and secondary electrical service	X

Gas service	X

Domestic water service to Building	X

Fire protection water service to Building	X

STRUCTURE

Structural steel and floor structure	X

Spray fireproofing of core and shell structural elements	X

Structural enhancements for specific Tenant load requirements		X

Structural framing dunnage above roof for Base Building equipment	X

Structural framing dunnage above roof for Tenant equipment (subject to Landlord review and approval).		X

Framed openings for Base Building utility risers	X

Framed openings for Tenant utility risers in addition to Base Building.		X

Miscellaneous metals items and/or concrete pads for Base Building equipment	X

ROOFING

Single ply EPDM roofing system with rigid insulation	X

Roofing penetrations for Base Building equipment/systems	X

Roofing penetrations for Tenant equipment/systems		X

Walkway pads to Base Building equipment	X

Walkway pads to Tenant equipment		X

Roofing alterations due to Tenant changes		X

EXTERIOR

Building exterior facade and windows	X

Modifications to exterior façade and windows as result of tenant modifications		X

Main Building entrances	X

At grade loading dock	X

Pads for Tenant equipment		X

COMMON AREAS

Accessible main entrance	X

Finished lobby	X

Mechanical rooms for base building equipment	X

Core area toilet rooms	X

Janitor’s closets in core areas	X

Primary demarcation room	X

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ELEVATORS

Passenger Elevators	X

Freight Elevators	X

WINDOW TREATMENT

Furnish and install Building standard blinds for all windows	X

TENANT AREAS

Perimeter framing and insulation	X

Finishes at inside face of exterior walls		X

Finishes at inside face at Tenant side of core partitions		X

Toilet rooms within Tenant Premises in addition to those provided by base building		X

Electrical closets within Tenant Premises		X

Tel/data rooms for interconnection with Tenant tel/data		X

Tenant kitchen areas		X

Modifications to core areas to accommodate Tenant requirements		X

Partitions, ceilings, flooring, painting, finishes, doors, frames, hardware, millwork, casework, equipment, and buildout.		X

Fixed or movable casework.		X

Laboratory Equipment including but not limited to biosafety cabinets, autoclaves, and glasswashers.		X

Shaft enclosures for Base Building systems’ risers	X

Access to and repair of core shell shaft enclosures required for tenant work		X

Shaft enclosures for Tenant risers (in addition to risers put in place for tenant use)		X

FIRE PROTECTION

Fire service entrance including fire department connection, alarm valve, and flow protection	X

Core area distribution piping and sprinkler heads	X

Stair distribution piping and sprinkler heads	X

Light hazard fire protection system distribution with upright heads in future tenant areas	X

All run outs, drop heads, and related equipment within Tenant premises		X

Modification of sprinkler piping and head locations to suit Tenant layout and hazard index		X

Specialized extinguishing systems or containment for tenant areas		X

Fire extinguisher cabinets at core areas	X

Fire extinguisher cabinets in Tenant Premises		X

PLUMBING

Domestic water service with backflow prevention and Base Building risers	X

Domestic water distribution within Tenant Premises		X

Core restroom plumbing fixtures compliant with accessibility requirements and anticipated occupancy load.	X

Tenant restroom plumbing fixtures compliant with accessibility requirements (in addition to those provided by the Base Building)		X

Wall hydrants in core areas (where required by code)	X

Storm drainage system	X

Sanitary waste and vent service	X

Laboratory Waste pH neutralization system	X

pH Distribution within Tenant Space for specific points of use		X

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Lab waste and vent pipe distribution in Tenant space		X

Hot water generation for core restrooms	X

Non-potab le Hot water generation for Tenant use		X

Non-Potable cold water separation and backflow preventer. Riser and vent to each floor.	X

Central lab air compressor	X

Air Compressor Installation and distribution in Tenant Premises for specific points of use		X

Central lab vacuum system	X

Vacuum Installation and distribution in Tenant Premises		X

Tepid water generator and pipe risers	X

Tepid water pipe distribution in Tenant Premises		X

RO/DI water system	X

RODI Installation and distribution in Tenant Premises		X

Manifolds, piping, and other requirements including cylinders, not specifically mentioned above		X

Fire Suppression System	X

Fire Suppression System Installation and Distribution within tenant premise		X

NATURAL GAS

Natural gas service to Building and piping to Base Building equipment	X

Natural gas service, pressure regulator and meter for Tenant equipment		X

Natural gas piping from Tenant meter to Tenant Premises or Tenant equipment area.		X

Natural gas pipe distribution within Tenant Premises		X

HEATING, VENTILATION, AIR CONDITIONING

Building Management System (BMS) for core area and Landlord infrastructure	X

BMS (compatible with Landlord’s system) within Tenant Premises and Tenant infrastructure		X

1.65 cfm/rsf of once-through make up air	X

Boiler capacity for hot water reheats at lab areas	X

Hot water reheat distribution to reheat coils at Tenant space		X

Vertical supply air duct distribution	X

Supply air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises.		X

Supply air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within core areas.	X

Roof mounted laboratory exhaust fans and heat recovery system for general lab exhaust	X

Vertical exhaust air duct risers for general lab exhaust	X

Roof mounted laboratory exhaust fans for specialty exhaust systems.		X

Vertical exhaust air duct risers for dedicated fume hood or specialty exhaust systems		X

Exhaust air duct distribution, exhaust air valves, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises.		X

Exhaust air duct distribution, exhaust air valves, equipment connections, insulation, air terminals, dampers, hangers, etc. within core areas	X

General Exhaust for Tenant High Hazard Rooms		X

Restroom exhaust for core area restrooms	X

Restroom exhaust for restrooms within Tenant Premises		X

Electric room ventilation system for Base Building electrical closets	X

Electric room ventilation system for electrical closets within Tenant premises		X

Sound attenuation for base building equipment	X

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ELECTRICAL

Electrical utility service to switchgear in main electrical vault	X

480/277v switchboard - Allocation of power for Tenant use (w/sf): • Office lighting – 1 • Office power – 2.5 • Lab lighting – 1.5 • Lab power – 14	X

Distribution and panelboards to power Base Building equipment	X

Standby power Generator and transfer switch, tenant service 4w/sf	X

Standby power panel & distribution within Tenant Premises		X

Lighting and power distribution for core areas	X

Lighting and power distribution for Tenant Premises		X

Meter socket and meter for Tenant power		X

Common area life safety emergency lighting/signage	X

Tenant Premises life safety emergency lighting/signage		X

Tenant panels, transformers, etc. in addition to Base Building		X

Tenant UPS system, battery backup, and associated equipment/distribution		X

FIRE ALARM

Base Building addressable fire alarm system with devices in core areas	X

Fire alarm sub panels and devices for Tenant Premises with integration into Base Building system		X

Alteration to fire alarm system to facilitate Tenant program		X

TELEPHONE/DATA

Underground local exchange carrier service to primary demarcation room in basement	X

Tel Data Riser Conduit from demark to each floor	X

Tenant tel/data rooms		X

Pathways from demarcation room directly into Tenant tel/data rooms		X

Tel/Data cabling from demarcation room Tenant tel/data room.		X

Fiber optic service for Tenant use		X

Tel/data infrastructure including but not limited to servers, computers, phone systems, switches, routers, MUX panels, equipment racks, ladder racks, etc.		X

Provisioning of circuits and service from service providers		X

Audio visual systems and support		X

Station cabling from Tenant tel/data room to all Tenant locations, within the suite and exterior to the suite, if needed		X

SECURITY

Card access at Building entries	X

Card access into or within Tenant Premises		X

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Schedule 2

Approved Space Plans

29 Hartwell/Rana Development - Page 11

29 Hartwell/Rana Development - Page 1

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made this              day of                     ,         , between ARE-MA REGION NO. 8, LLC, a Delaware limited liability company (“Landlord”), and RANA DEVELOPMENT, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated                     ,              (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is                     ,         , the Rent Commencement Date is                     ,         , the OPEX Commencement Date is                     ,         , and the termination date of the Base Term of the Lease shall be midnight on                     ,         . In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

RANA DEVELOPMENT, INC.,
a Delaware corporation

By:
Its:

LANDLORD:

ARE-MA REGION NO. 8, LLC,
a Delaware limited liability company

By:	ARE-HARTWELL MM, LLC,
a Delaware limited liability company, managing member

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

		By:	ARE-QRS CORP.,
a Maryland corporation, general partner

By:
Its:

Rules and Regulations	29 Hartwell/Rana Development - Page 1

EXHIBIT E TO LEASE

Rules and Regulations

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3. Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Project.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

6. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7. Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12. Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

Rules and Regulations	29 Hartwell/Rana Development - Page 2

13. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Project.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16. The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

17. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

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EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

None.

29 Hartwell/Rana Development - Page 1

EXHIBIT G TO LEASE

TENANT’S PERSONAL PROPERTY

NOTIFICATION OF THE PRESENCE OF ASBESTOS CONTAINING MATERIALS

This notification provides certain information about asbestos within or about the Premises at 29 Hartwell, Lexington, MA (“Building”).

Historically, asbestos was commonly used in building products used in the construction of buildings across the country. Asbestos-containing building products were used because they are fire-resistant and provide good noise and temperature insulation. Because of their prevalence, asbestos-containing materials, or ACMs, are still sometimes found in buildings today.

Asbestos surveys of the Building determined that ACMs and/or materials that might contain asbestos, referred to as presumed asbestos-containing materials or PACMs, were found at the property, including various floor tiles, mastic, and roofing materials. The flooring materials have since been abated and ACMs known to remain at the property are asphalt-based roofing materials located on Building 2, 3, and 4. The ACMs described above were generally observed in good condition and may be managed in place. Because ACMs and PACMs may be present and may continue to be present within or about the Building, we have hired an independent environmental consulting firm to prepare an operations and maintenance program (“O&M Program”). The O&M Program is designed to minimize the potential of any harmful asbestos exposure to any person within or about the Building. The O&M Program includes a description of work methods to be taken in order to maintain any ACMs or PACMs within or about the Building in good condition and to prevent any significant disturbance of such ACMs or PACMs. Appropriate personnel receive regular periodic training on how to properly administer the O&M Program.

The O&M Program describes the risks associated with asbestos exposure and how to prevent such exposure through appropriate work practices. ACMs and PACMs generally are not thought to be a threat to human health unless asbestos fibers are released into the air and inhaled. This does not typically occur unless (1) the ACMs are in a deteriorating condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities). If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis or cancer) increases. However, measures to minimize exposure, and consequently minimize the accumulation of asbestos fibers, reduce the risks of adverse health effects.

The O&M Program describes a number of activities that should be avoided in order to prevent a release of asbestos fibers. In particular, you should be aware that some of the activities which may present a health risk include moving, drilling, boring, or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACMs.

The O&M Program is available for review during regular business hours at Landlord’s office located at One Innovation Drive, Worcester, MA 01605.